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                                                                     EXHIBIT 8.1

                         [FOLEY & LARDNER LETTERHEAD]



                               September 22, 1998

Superior Services, Inc.
One Honey Creek Corporate Center
125 South 84th Street - Suite 200
Milwaukee, Wisconsin  53214

Gentlemen and Ladies:

        You have requested our opinion as to certain federal income tax consequences of the proposed acquisition of GeoWaste Incorporated ("GeoWaste") by Superior Services, Inc. ("Superior"), as more completely described below.

A.  Statement of Facts.

        GeoWaste is a Delaware corporation engaged in the business of owning, operating and acquiring non-hazardous, solid waste collection, transportation, transfer, and disposal companies and facilities. As of September 3, 1998, the outstanding shares of GeoWaste capital stock consisted solely of 21,291,549 shares of common stock, $.10 par value per share ("GeoWaste Common Stock"). Such shares are traded on the Nasdaq Small Cap Market.

        Superior is a corporation organized under the laws of the State of Wisconsin and is a fully integrated solid waste service company engaged in the business of providing solid waste collection, transfer, recycling and disposal services. Its outstanding shares of stock consist of common stock, $.01 par value per share, which include the common stock purchase rights associated therewith under that certain Rights Agreement dated February 21, 1997 ("Superior Common Stock"). Such shares are widely held and publicly traded on the Nasdaq National Market.

        GeoWaste, Superior, and GeoWaste Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Superior ("Merger Sub"), have entered into an Agreement and Plan of Merger dated as of July 2, 1998 (the "Merger Agreement"), pursuant to which the GeoWaste Common Stock will be converted into the right to receive Superior Common
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Superior Services, Inc.
September 22, 1998
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Stock. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

        For valid business reasons, Merger Sub will be merged with and into GeoWaste pursuant to a statutory merger under the Delaware General Corporation Law (the "Merger"). Each issued and outstanding share of GeoWaste Common Stock held at the Effective Time by the shareholders of GeoWaste will be converted into the right to receive shares of Superior Common Stock. At the Effective Time, holders of GeoWaste Common Stock will be entitled to receive a number of shares of Superior Common Stock for their shares of GeoWaste Common Stock based on a formula. GeoWaste has also issued options and warrants to acquire additional shares of GeoWaste Common Stock to certain of its key employees and other service providers which will either be assumed and converted to options and warrants to acquire Superior Common Stock based on the same formula or be exercised and settled with Superior Common Stock.

        A shareholder otherwise entitled to receive a fractional share of Superior Common Stock will be entitled to receive cash in lieu thereof. It is our understanding that there are no dissenters or other shareholders of GeoWaste receiving cash or other property. The separate corporate existence of Merger Sub will cease at the Effective Time.

        Pursuant to Section 7.2 of the Agreement, Superior is not obligated to effect the Merger unless, on or prior to the Effective Time, Superior has received an opinion from us that the Merger is a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). (All further references will be to the Code, unless otherwise indicated.)

B.  Representations.

        In connection with the Merger, Superior has made the representations to us set forth on Exhibit A attached hereto and GeoWaste has made the representations to us set forth on Exhibit B attached hereto.

C.  Opinions.

        Based upon the foregoing, and subject to the conditions and limitations set forth below, we are of the opinion that, provided that the Merger is effected in accordance with the Agreement and a certificate of merger and any other necessary documents are properly executed and filed in accordance with
Section 251 of the Delaware General Corporate Law, the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The Merger will not be disqualified as a reorganization by reason of the fact that Superior Common Stock is used in the transaction (Section 368(a)(2)(E) of the Code). Superior, Merger Sub, and GeoWaste will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.
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Superior Services, Inc.
September 22, 1998
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D.  Limitations.

        We express no opinion on the following matters:

        (i) The tax treatment of the Merger under other provisions of the Code and the regulations thereunder;

        (ii) The tax treatment of any conditions existing at the time of, or effects resulting from, the Merger that are not specifically addressed herein; or

        (iii) The tax treatment of the Merger under the laws of any state or commonwealth or any other jurisdiction other than the United States.

        Our opinions are based upon the existing provisions of the Code, the regulations thereunder, published revenue rulings, procedures and releases of the Internal Revenue Service, and existing court decisions, any of which could be changed at any time. Any of such changes may be retroactive with respect to transactions entered into prior to the date of such changes and could modify our opinions retroactively. The Internal Revenue Service is not bound by our opinions and, accordingly, is not precluded from asserting positions contrary to our opinions. Further, the opinions expressed herein are based upon our best interpretations of existing sources of law and express what, based on these sources, we believe a court would likely conclude if presented with these issues. However, no assurance can be given that such interpretations would be followed if they became the subject of judicial or administrative proceedings.

        As explained above, our opinions as set forth herein are based upon the representations and factual statements referred to herein. If any such representation or factual statement is inaccurate or incorrect in any material respect now or at the Effective Time, any or all of the opinions expressed herein with respect to the Merger may become inapplicable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed by Superior on the date hereof in connection with the Merger and to the reference to us in the Proxy Statement/Prospectus included in the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,

                                        FOLEY & LARDNER

                                        /s/ Foley and Lardner
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